Exhibit 99.1

Claire Gulmi Joins Air Methods’ Board of Directors;
Dr. Lowell Miller to Retire

DENVER, April 1, 2015 – Air Methods Corporation (Nasdaq: AIRM), the global leader in air medical transportation, today announced that Claire M. Gulmi, Chief Financial Officer of AmSurg Corp., has been elected to the Air Methods’ board of directors. Ms. Gulmi will be replacing Dr. Lowell Miller, one the board’s long-serving members. Dr. Miller will retire immediately before the 2015 Annual Stockholder Meeting after 25 years of service. Ms. Gulmi will serve on the Company’s Audit Committee. Her appointment was effective March 30, 2015.

Ms. Gulmi is a seasoned health care executive with 20 years of experience as Chief Financial Officer of AmSurg Corp., a nationally recognized leader in development, management and operation of outpatient surgery centers. During Ms. Gulmi’s tenure, she has overseen, among other things, a growth in revenue from $30 million to over $1.62 billion and recently helped orchestrate AmSurg’s acquisition of Sheridan Healthcare (valued at approximately $2.35 billion).

“Claire’s strong financial background coupled with her expertise in the evolving health care industry will make her a key asset to the board. We are excited to welcome her to Air Methods,” said Aaron Todd, chief executive officer, Air Methods.

“We committed a thoughtful search process for a new director and we are delighted to have identified such an outstanding individual. We fully expect that Claire will have an important and positive impact on Air Methods,” said David C. Kikumoto, chairman of the board, Air Methods. Kikumoto also added, “On behalf of the board of directors, we wanted to take this opportunity to thank Lowell for his leadership and friendship over the last 25 years. He will be missed.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

CONTACTS: Christina Brodsly, Director, Corporate Communications (303) 256-4122 or christina.brodsly@airmethods.com. Please contact Christina to be included on the company’s e-mail distribution list.